Exhibit 99.4
FOR IMMEDIATE RELEASE
Clean Diesel Technologies, Inc. Reports Third Quarter 2010 Results and
Third Quarter 2010 Results of Catalytic Solutions, Inc.
Ventura, CA — November 15, 2010 — Clean Diesel Technologies, Inc. (“Clean Diesel” or the “Company”) (NASDAQ:CDTI), a cleantech emissions reduction company, today announced its operating results and the operating results of its wholly-owned subsidiary, Catalytic Solutions, Inc. (“CSI”), for the third quarter ended September 30, 2010. These results represent the period prior to the recently completed merger and reflect each company on a standalone basis.
On October 15, 2010, Clean Diesel completed its business combination with CSI following which CSI became a wholly-owned subsidiary of Clean Diesel. Clean Diesel refers to this transaction as the “Merger.” The Merger was accounted for as a reverse acquisition and, as a result, Clean Diesel’s (the legal acquirer) consolidated financial statements will, in substance, be those of CSI (the accounting acquirer), with the assets and liabilities, and revenues and expenses, of the Company being included effective from the date of the closing of the Merger.
Because the Merger was not completed until after the quarter ended September 30, 2010, Clean Diesel is required to include in its quarterly report on Form 10-Q for the quarter ended September 30, 2010, the unaudited condensed consolidated financial statements of Clean Diesel, the legal acquirer, as of September 30, 2010 (i.e., prior to the closing of the Merger) and has filed such report today. In order to ensure that there is no gap in the public record of the financial information of Clean Diesel’s accounting acquirer, CSI, the Company has also filed today on Form 8-K, CSI’s unaudited condensed consolidated financial statements for its most recent fiscal quarter ended September 30, 2010, along with unaudited pro forma condensed combined financial statements of Clean Diesel as of September 30, 2010 and for the nine months ended September 30, 2010 and the year ended December 31, 2009, which give retroactive effect to the Merger.
Both filings may be found on Clean Diesel’s website at www.cdti.com or on the SEC’s website at www.sec.gov. The first company financials that include CSI and Clean Diesel on a consolidated basis will be for the period ending December 31, 2010 and will be included in the Company’s annual report on Form 10-K for the year ended December 31, 2010.
Financial Highlights for the Quarter and the Nine Months Ended September 30, 2010
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Clean Diesel’s total revenue for the three months ended September 30, 2010 was $0.3 million, unchanged from the prior year period. Total revenue for the nine months ended September 30, 2010 was $1.4 million compared to $1.0 million for the prior year period, an increase of $0.4 million, or 40.0%, reflecting increased traction in Clean Diesel’s effort to establish itself in the retrofit space.

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CSI’s total revenue for the three months ended September 30, 2010 was $10.9 million, compared to $13.4 million, down $2.5 million, or 18.7%, from the prior year period. Total revenue for the nine months ended September 30, 2010 was $36.3 million compared to $32.5 million for the prior year period, an increase of $3.8 million, or 11.7%. Following are the revenues for such three and nine month periods broken down for CSI’s two principal divisions, the Heavy Duty Diesel Systems and Catalyst:

Clean Diesel Technologies, Inc. * 4567 Telephone Road, Suite 206 * Ventura CA 93003 * 805-639-9458
www.cdti.com

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CSI’s Heavy Duty Diesel Systems division’s revenue for the three months ended September 30, 2010 increased $1.0 million, or 16.9%, to $6.9 million from $5.9 million for the prior year period. Revenue for the nine months ended September 30, 2010 increased $8.0 million, or 54.4%, to $22.7 million from $14.7 million for the prior year period. The increase was due largely to an expansion of CSI’s distributor channels in the United States as well as continued benefit from funding allocated to diesel emission control under the American Recovery and Reinvestment Act of 2009 (commonly referred to as the Stimulus Bill), which provided customers an incentive to acquire emission control products including CSI’s. In addition, revenues for the three months ended September 30, 2009 were adversely impacted by the global economic slowdown and the California budget crisis, resulting in a favorable year-over-year comparison of three months ended September 30, 2010 compared to the same period in 2009.

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CSI’s Catalyst division’s revenue for the three months ended September 30, 2010 decreased $3.7 million, or 48.1%, to $4.0 million from $7.7 million for the prior year period. Revenue for the nine months ended September 30, 2010 decreased $4.2 million, or 23.2%, to $13.9 million from $18.1 million for the prior year period. Sales for this division decreased year over year as a result of an automaker accelerating the manufacture of a vehicle that requires a catalyst product meeting a higher regulatory standard than the product currently supplied to the automaker by CSI’s Catalyst division.

•	Clean Diesel’s gross profit as a percentage of revenue was 41.6% and 31.4% for the nine month periods ended September 30, 2010 and 2009, respectively.

•	CSI’s gross profit as a percentage of revenue was 25.6% and 21.0% for the nine month periods ended September 30, 2010 and 2009, respectively.

•	Clean Diesel’s net loss was $3.8 million for the nine months ended September 30, 2010 compared to $5.6 million for the nine months ended September 30, 2009.

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CSI’s net loss including discontinued operations was $2.7 million for the nine months ended September 30, 2010 compared to $11.3 million for the nine months ended September 30, 2009; net loss from continuing operations was $3.3 million for the nine months ended September 30, 2010 compared to $10.2 million for the nine months ended September 30, 2009.

•	Cash and cash equivalents of the combined companies was $5.4 million as of September 30, 2010.
Clean Diesel’s Chief Executive Officer, Charles Call stated, “We now end the last calendar quarter in which the Company and CSI conducted their businesses separately, with stand alone financial reporting for each. We now combine to build upon our strengths and move to capture the potential that led to this Merger, although we understand that some bumps likely lie ahead. While we expect a strong fourth quarter in our diesel systems retrofit business, year-over-year comparisons will be dampened due to an exceptionally strong fourth quarter in 2009 when we benefited from significant sales driven by funding made available by the State of California subsequent to the resolution of the 2009 budget crisis. As stated in CSI’s half year results, there is a slow down in our Catalyst business due to a production change at one of our key customers. We expect that our catalyst products will continue to demonstrate cost and technological superiority and those sales will start improving sometime in the first half of 2011 once regulatory approval is received. On a pro-forma basis, despite the significant reduction in the Catalyst business, the combined companies had revenues of $37.7 million for the nine months ended September 30, 2010, up 12.5% compared to the same period in 2009.”
Clean Diesel Technologies, Inc. * 4567 Telephone Road, Suite 206 * Ventura CA 93003 * 805-639-9458
www.cdti.com

Selected Unaudited Pro Forma Clean Diesel Technologies, Inc.
On October 15, 2010, immediately prior to the Merger, a one-for-six reverse stock split of the Company’s common stock took effect. The following pro forma combined financial information shows the Company’s revenue and earnings for the periods indicated as if the Merger had been completed and the reverse stock split had been effective on January 1st of the relevant period prepared in accordance with Financial Accounting Standards Board Accounting Standards Codification Section 805:

	Three Months Ended		Nine Months Ended
	September 30		September 30
(in thousands)	2010	2009	2010	2009
Revenue	$11,280	$13,654	$37,707	$33,519
Net Loss	$(4,887)	$(5,138)	$(6,684)	$(17,096)
Net Loss Per Share	$(1.29)	$(1.36)	$(1.76)	$(4.51)
Weighted Average Shares Outstanding	3,788	3,788	3,788	3,788
The pro forma combined Clean Diesel Technologies, Inc. net loss includes the elimination of historical Clean Diesel depreciation and amortization and the addition of the amortization of the intangible assets acquired based on our preliminary purchase accounting. The pro forma net loss for the three and nine months ended September 30, 2010 includes $1.4 million and $2.8 million of Merger-related expense, respectively. Weighted average shares outstanding represent the issued and outstanding shares upon completion of the Merger.
Unaudited pro forma condensed combined financial statements as of September 30, 2010 and for the nine months ended September 30, 2010 and the year ended December 31, 2009 prepared in accordance with the regulations of the Securities and Exchange Commission reflecting the Merger and the capital raise transactions are included in the Company’s current report on Form 8-K filed today with the SEC and available on the Company’s website at www.cdti.com and on the SEC’s website at www.sec.gov.
Our Capitalization
Immediately prior to the Merger, after giving effect to the reverse stock split, the Company had 1,368,906 shares outstanding, as well as options, warrants and restricted stock with respect to an aggregate of 195,585 shares. In connection with the Merger, the Company issued an aggregate of 2,111,348 shares of its common stock and warrants to acquire 491,850 shares of its common stock to the former shareholders of CSI; 166,666 shares of its common stock and warrants to acquire an aggregate of 166,666 shares of its common stock to CSI’s financial advisor Allen & Company; 109,020 shares of its common stock and warrants to acquire an aggregate of 166,666 shares of its common stock in the Company’s Reg S offering; and 32,414 shares of its common stock and warrants to acquire an aggregate of 14,863 shares of its common stock to the Company’s financial advisor Innovator Capital.
Accordingly, as of Friday, November 12, 2010, the Company had outstanding approximately 3,788,354 shares of its common stock and no shares of its preferred stock. The Company also reserved for issuance 9,859 shares of common stock and warrants to acquire 8,067 shares of common stock, with such shares and warrants being issuable upon exercise of a preexisting CSI warrant to Cycad Group LLC. In addition, as of such date, the Company had outstanding options, warrants and restricted stock with respect to an aggregate of 1,060,216 shares of its common stock.
Clean Diesel Technologies, Inc. * 4567 Telephone Road, Suite 206 * Ventura CA 93003 * 805-639-9458
www.cdti.com

About the Company
Clean Diesel Technologies, Inc. (NASDAQ:CDTI), “Clean Diesel,” “CDT” or the “Company” is, with the recent business combination with Catalytic Solutions, Inc. (“CSI”), a vertically integrated global manufacturer and distributor of emissions control systems and products, focused in the heavy duty diesel (HDD) and light duty vehicle (LDV) markets. As a cleantech company, CDT utilizes its proprietary patented Mixed Phase Catalyst (MPC®) technology, as well as its ARIS® selective catalytic reduction; Platinum Plus® Fuel-Borne Catalyst (FBC), and other technologies to provide high-value sustainable solutions to reduce emissions, increase energy efficiency and lower the carbon intensity of on- and off-road engine applications. CDT is headquartered in Ventura, California, along with its wholly-owned subsidiary, CSI, and currently has operations in the U.S., Canada, U.K., France, Japan and Sweden as well as an Asian joint venture. For more information, please visit www.cdti.com and www.catsolns.com.
Forward-Looking Statements Safe Harbor
Certain statements in this news release such as statements about a strong fourth quarter in our diesel systems retrofit business, cost and technological superiority and improved sales beginning in 2011 constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (including, without limitation, information regarding the Company’s opportunity for combined revenue synergies and cost reductions). Such forward-looking statements involve known or unknown risks, including those detailed in the Company’s filings with the U.S. Securities and Exchange Commission, uncertainties and other factors that may cause the actual results, performance or achievements of the Company following the business combination with CSI to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update the forward-looking information contained in this release.
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Contact Information:
Kristi Cushing, Investor Relations Manager
Tel: +1 (805) 639-9458
Clean Diesel Technologies, Inc. * 4567 Telephone Road, Suite 206 * Ventura CA 93003 * 805-639-9458
www.cdti.com

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